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                            ARTICLES OF INCORPORATION

                                       OF

                            OMEGA PROTEIN CORPORATION

        The undersigned incorporator hereby executes these Articles of Incorporation for the purpose of forming a corporation under Chapter 78 of the Nevada Revised Statutes.

                                    ARTICLE I
                                      NAME

        The name of the corporation is: Omega Protein Corporation (the "Corporation").

                                   ARTICLE II
                                 RESIDENT AGENT

        The name and address of the Corporation's initial resident agent is John
P. Fowler, Marshall Hill Cassas & de Lipkau, 333 Holcomb Ave., Suite 300, Reno, NV 89502. The Corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.


                                   ARTICLE III
                                     PURPOSE

        The Corporation is organized for the purpose of engaging in any lawful activity, within or without the State of Nevada.



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                                   ARTICLE IV
                                      STOCK

        Section 4.01. Authorized Capital Stock. The total number of shares of stock this Corporation is authorized to issue shall be ninety million (90,000,000) shares. This stock shall be divided into two classes to be designated as "Common Stock" and "Preferred Stock".



        Section 4.02. Common Stock. Eighty million (80,000,000) shares of the authorized stock have a par value of one cent ($0.01) per share and are designated Common Stock. The holder of each share of Common Stock shall have one
(1) vote per share on all matters placed before the stockholders.

        Section 4.03. Preferred Stock. Ten million (10,000,000) shares of the authorized stock have a par value of one cent ($0.01) per share and are designated Preferred Stock. The Board of Directors shall have the authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

               (a) The number of shares to constitute the class or series and the designation thereof;

               (b) The preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

               (c) Whether or not the shares of any class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the



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        manner of redemption;

               (d) Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

               (e) The dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

               (f) The preferences, if any, and the amounts thereof which the holders of any class or series thereof are entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

               (g) Whether or not the shares of any class or series is convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions;

               (h) Whether or not the holders of shares of each class or series of Preferred Stock have voting rights for the election or removal of directors or for any



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        other purpose and upon which circumstances any or all voting rights shall be exercised or exercisable.

               (i) Such other rights and provisions with respect to any class or series as may to the Board of Directors seem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any respect. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series of the Preferred Stock and the shares so subtracted shall become authorized and unissued shares of the Preferred Stock.

                                    ARTICLE V
                           DIRECTORS AND INCORPORATORS

        Section 5.01. Governing Board of Directors. The governing board shall be styled "Board of Directors" and the first Board of Directors shall consist of three (3) directors. Provided that the Corporation has at least three (3) directors, the number of directors may at any time or times be increased or decreased to a maximum number of nine (9) as provided in the bylaws. Further provided that no more directors shall be Non-Citizens (as defined at Section 8.01(d) below) than a minority of the number necessary to constitute a quorum of the Board of Directors.

        Section 5.02. Initial Number of Directors. The names and post office addresses of the members of the first Board of Directors, which shall be three
(3) in number, is as



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follows:

        Malcolm Glazer
        1482 South Ocean Blvd.
        Palm Beach, FL  33480

        Avram Glazer
        18 Stoney Clover Lane
        Pittsford, NY  l4534

        Joseph von Rosenberg III
        14918 Broadgreen
        Houston, TX  77079

        These individuals shall serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified.

        Section 5.03. Classification of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. At the 1998 annual meeting of stockholders, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding annual meeting of stockholders, beginning in the year 1999, successors to the class of directors whose term expires at that annual meeting shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term




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that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor is elected and qualifies, subject, however, to the prior death, resignation, retirement, disqualification or removal from office.

        Section 5.04. Vacancies. Except as otherwise provided in a Certificate of Designation setting forth the rights of the holders of any class or series of Preferred Stock, any vacancy on the Board of Directors that results from the death, resignation, retirement, disqualification or removal from office of any director, an increase in the number of directors, or any other reason may be filled by a majority of the Board of Directors then in office, or by a sole remaining director. Vacancies shall not be filled by a vote or written consent of the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

        Section 5.05. Classification If Preferred Stockholders Elect Directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles or an amendment to these Articles applicable thereto, or the terms of a Certificate of Designation of the Preferred Stock filed with the Nevada Secretary of State applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article Fifth unless expressly provided by such terms.




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        Section 5.06. Notice of Nominations. Advance notice of stockholder nominations for the election of directors and the proposal of business by stockholders shall be given in the manner provided in the Bylaws, as amended and in effect from time to time.

        Section 5.07. Incorporator. The name and post office address of the incorporator signing these Articles of Incorporation is as follows:

               John P. Fowler
               Marshall Hill Cassas & de Lipkau
               333 Holcomb Ave., Suite 300
               Reno, NV  89502

                                   ARTICLE VI
                             STATUTES NOT APPLICABLE

        The provisions of Nevada Revised Statutes 78.411 through 78.444, inclusive, regarding combinations with interested stockholders, shall not be applicable to this Corporation.

                                   ARTICLE VII
                               STOCKHOLDER VOTING

        Section 7.01. Written Consent. During any period of time in which Zapata Corporation, a Delaware corporation ("Zapata") is not the beneficial owner of an aggregate of at least a majority of the then outstanding Common Stock, no action required or permitted to be taken at a meeting of the stockholders of this Corporation shall be taken by written consent of the stockholders.

        Section 7.02. Calling Special Meeting. During any period of time in which Zapata does not beneficially own an aggregate of a majority of the outstanding Common Stock, subject to all the rights of holders of any class or series of stock having a preference over




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Common Stock as to dividends or upon liquidation, special meetings of the board of directors or stockholders may only be called by the Board of Directors pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the total number of directors which the Corporation would have if there were no vacancies or by the Chairman of the Board of Directors.

        Section 7.03. Calling Meetings at Request of Zapata. Until Zapata beneficially owns less than an aggregate of a majority of the outstanding Common Stock, the officers of this Corporation shall call a meeting of the Stockholders upon the written request of Zapata.

                                  ARTICLE VIII
                                FOREIGN OWNERSHIP

        Section 8.01. Definitions. For purposes of this Article VIII, the following terms shall have the meanings specified below:

               (a) A Person shall be deemed to be the "Beneficial Owner" of, or to "Beneficially Own" shares of Common Stock to the extent such Person would be deemed to be the beneficial owner thereof pursuant to Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as such rule may be amended from time to time.

               (b) "Citizen" shall mean, at all tiers of ownership and in both form and substance at each tier of ownership: (i) any individual who is a citizen of the United States, by birth, naturalization or as otherwise authorized by law; (ii) any corporation, partnership, association, limited liability company, joint venture (if not an association, corporation,




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partnership or limited liability company) or other business organization which is a citizen of the United States as determined by the Corporation's Board of Directors consistent with the definition of U.S. Citizen as used in 46 C.F.R. 67.39(b)(2) and any successor regulation or statute thereto as interpreted by the agencies of the United States government charged with the administration of the Fishery License Laws (defined below) or any court of law.

               (c) "Fair Market Value" shall mean the average Market Price of one share of stock for the 30 consecutive trading days immediately preceding the date of determination. The "Market Price" for a particular day shall mean: (i) the last reported sales price, regular way, or, in case no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange, Inc. ("NYSE") composite tape; and (ii) if the Common Stock is not then listed or admitted to unlisted trading privileges on the NYSE, as such prices referred to in clause
(i) above are reported on the consolidated reporting system of the principal national securities exchange (then registered as such pursuant to Section 6 of the Securities Exchange Act of 1934, as amended) on which the Common Stock is then listed or admitted to unlisted trading privileges; and (iii) if the Common Stock is not then listed or admitted to unlisted trading privileges on the NYSE or any national securities exchange, as such prices referred to in clause (i) above are included for quotation through the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") National Market System; and (iv) if the Common Stock is not then listed or admitted to unlisted trading privileges on the AMEX or on any national securities exchange, and is not then included for quotation through the NASDAQ National Market System, (A) the average of the closing "bid" and "asked" prices on such day in the over-the-counter market as



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reported by NASDAQ, or (B) if "bid" and "asked" prices for the Common Stock on such day shall not have been reported on NASDAQ, the average of the "bid" and "asked" prices for such day as furnished by any NASDAQ member firm regularly making a market in and for the Common Stock. If the Common Stock ceases to be publicly traded, the Fair Market Value thereof shall mean the fair value of one share of Common Stock determined jointly by the Corporation and the holders of a majority of the securities being effected by such determination. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser jointly selected by the Corporation and the holders of the class or series of security being evaluated for redemption, whose determination shall be final and binding and whose fees shall be paid by the Corporation.

               (d) "Non-Citizen" shall mean any Person other than a Citizen.

               (e) "Permitted Percentage" shall mean 49.99% of the shares of Common Stock from time to time issued and outstanding.

               (f) "Person" shall mean any individual, corporation, trust, partnership, joint venture, association, joint-stock company, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        Section 8.02. General Policy. It is the policy of the Corporation that Non-Citizens should Beneficially Own, individually or in the aggregate, no more than the Permitted Percentage of each class of the Common Stock. If at any time Non-Citizens, individually or in the aggregate, become the Beneficial Owners of more than the Permitted Percentage of any class of the Common Stock, then the Corporation shall have the power to take the actions prescribed in Sections 8.03, 8.04, 8.05 and 8.06 of this Article VIII. The provisions



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of this Article VIII are intended to assure that the Corporation remains in continuous compliance with the citizenship requirements of the General Federal Documentation Statute with respect to United States registered vessels to be engaged in fishing operations within United States territorial waters and the United States Exclusive Economic Zone (as required by 46 U.S.C. 'SS'.12102 and 46 U.S.C. 'SS'.12108 and the regulations promulgated thereunder) ("Fishery License Laws") so that the Corporation's vessels remain eligible for a fishery license or, as provided in 46 U.S.C. 'SS'.12105(c), an appropriately endorsed registry, Any amendments to the Fishery License Laws are deemed to be incorporated herein by reference. The Board of Directors (or any duly constituted committee thereof) is specifically authorized to make all such reasonable determinations in accordance with applicable law and these Articles of Incorporation to implement the provisions of this Article VIII.

        Section 8.03. Dual Stock Certificate System. To implement the policy set forth in Section 8.02 of this Article VIII, the Corporation shall institute a Dual Stock Certificate System such that (a) each stock certificate representing shares of Common Stock that are Beneficially Owned by a Citizen shall be marked "Citizen" and each stock certificate representing shares of Common Stock that are Beneficially Owned by a Non-Citizen shall be marked "Non-Citizen", but with all such stock certificates to be identical in all other respects and to comply with all provisions of the laws of the State of Nevada; (b) to the extent necessary to enable the Corporation to submit any proof of citizenship required by law or by contract with the United States government (or any agency thereof), the Corporation may require the record holders and the Beneficial Owners of such Common Stock to confirm their citizenship status from time to time, and dividends payable with




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respect to stock held by such record holder or owned by such Beneficial Owner may, in the discretion of the Board of Directors, be withheld until confirmation of such citizenship status is received; and (c) the stock transfer records of the Corporation shall be maintained in such manner as to enable the percentage of Common Stock that is Beneficially Owned by Non-Citizens and by Citizens to be confirmed. The Board of Directors is authorized to take such other ministerial actions or make such interpretations of these Articles of Incorporation as it may deem necessary or advisable in order to implement the policy set forth in
Section 8.02 of this Article VIII. Nothing contained in these Articles of Incorporation shall be construed as requiring the Corporation to issue physical certificates in connection with the issuance of shares of Common Stock held through The Depository Trust Company or other depository if the Board of Directors determines that The Depository Trust Company or such other depository has established procedures that will allow the Corporation to determine the citizenship of the Beneficial Owner of shares of Common Stock held through them. The Board of Directors is authorized to take such ministerial actions or make such interpretations of these Articles of Incorporation as it may deem necessary or advisable in order to facilitate the trading of Common Stock through The Depository Trust Company or other depository as the Board of Directors may determine.

        Section 8.04. Restrictions on Transfer. Any transfer, or attempted transfer, of any shares of Common Stock, the affect of which would be to cause one or more Non-Citizens to Beneficially Own Common Stock in excess of the Permitted Percentage, shall be ineffective as against the Corporation, and neither the Corporation nor its transfer agent shall register such transfer or purported transfer on the stock transfer records of the Corporation and neither the Corporation nor its transfer agent shall be required to



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recognize the transferee or purported transferee thereof as a stockholder of the
Corporation for any purpose whatsoever except to the extent necessary to effect any remedy available to the Corporation under this Article VIII. A citizenship certificate shall be required from all transferees (and from any recipient upon original issuance) of stock certificates representing shares of Common Stock of the Corporation and, if such transferee (or recipient) is acting as a fiduciary or nominee for a Beneficial Owner, with respect to such Beneficial Owner, and registration of transfer (or original issuance) shall be denied upon refusal to furnish such certificate. All determinations of the percentage of shares of each class of Common Stock Beneficially Owned by Non-Citizens shall be made on a fully-diluted basis, treating all outstanding options, warrants and rights to acquire Common Stock as outstanding.

        Section 8.05. No Voting Rights, Temporary Withholding of Dividends and Other Distributions. If on any date (including any record date) the number of shares of Common Stock that is Beneficially Owned by Non-Citizens is in excess of the Permitted Percentage (such shares herein referred to as the "Excess Shares"), the Corporation shall determine those shares Beneficially Owned by Non-Citizens that constitute such Excess Shares. The determination of those shares that constitute Excess Shares shall be made by reference to the date or dates such shares were acquired by Non-Citizens, starting with the most recent acquisition of shares of Common Stock by a Non-Citizen and including, in reverse chronological order of acquisition, all other acquisitions of shares of Common Stock by Non-Citizens from and after the acquisition of those shares of Common Stock by a NonCitizen that first caused the Permitted Percentage to be exceeded. The determination of the Corporation as to those shares that constitute the Excess Shares shall be conclusive.



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Shares deemed to constitute such Excess Shares shall (so long as such excess exists) not be accorded any voting rights and shall not be deemed to be outstanding for purposes of determining the vote required on any matter properly brought before the stockholders of the Corporation for a vote thereon. The Corporation shall (so long as such excess exists) withhold the payment of dividends and the sharing of any other distribution (upon liquidation or otherwise) in respect of the Excess Shares. Dividends withhheld by the Corporation otherwise payable with respect to those Excess Shares, which are sold to Citizens before the Permitted Percentage is no longer exceeded and before such Excess Shares are redeemed pursuant to Section 8.06 below, shall be paid by the Corporation to the Citizen-buyer of those Excess Shares. At such time as the Permitted Percentage is no longer exceeded, full voting rights shall be restored to any shares previously deemed to be Excess Shares and any dividend or distribution with respect thereto that has been withheld shall be due and paid solely to the record holders of such shares at the time the Permitted Percentage is no longer exceeded.

        Section 8.06. Redemption of Excess Shares. Unless such redemption is not permitted under Nevada Revised Statute Chapter 78, or under other provisions of applicable law, Excess Shares shall be subject to redemption by the Corporation (by action of the Board of Directors, in its discretion) solely to the extent necessary to reduce the aggregate number of shares of such capital stock owned by Non-Citizens to the Permitted Percentage. The terms and conditions of such redemption or purchase shall be as follows: (a) the per share redemption or purchase price (the "Transfer Price") to be paid for the Excess Shares shall be the sum of (i) the Fair Market Value of such shares of capital stock plus (ii) an amount equal to the amount of any dividend or any other distribution (upon a




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liquidation or otherwise) declared in respect of such shares prior to the date on which such shares are called for redemption or purchase and which amount has been withheld by the Corporation pursuant to Section 8.05 of this Article VIII;
(b) the Transfer Price shall be paid in cash (by bank or cashier's check); (c) the Excess Shares to be redeemed or purchased shall be selected in the same manner as provided in Section 8.05 of this Article VIII and shall not exceed the number necessary to reduce the percentage of shares of capital stock owned by Non-Citizens, in the aggregate, to the Permitted Percentage; provided that the Corporation may adjust upward to the nearest whole share the number of shares to be redeemed or purchased so as not to be required to redeem or issue fractional shares; (d) written notice of the date of redemption or purchase (the "Transfer Date") together with a letter of transmittal to accompany certificates representing shares of stock that are surrendered for redemption or purchase (if any) shall be given either by hand delivery or by overnight courier service or by first-class mail, postage prepaid, to each holder of record of the selected shares to be redeemed or purchased, at such holder's last known address as the same appears on the stock register of the Corporation (unless such notice is waived in writing by any such holders) (the "Transfer Notice"); (e) The Transfer Date (for purposes of determining right, title and Interest in and to shares of capital stock being selected for redemption or purchase) shall be the later of
(i) the date specified in the Transfer Notice furnished to record holders (which shall not be earlier than the date of such notice) or (ii) the date on which the funds necessary to effect the redemption or purchase have been irrevocably deposited in trust for the benefit of such record holders; (f) each Transfer Notice shall specify (i) the Transfer Date (as determined pursuant to Subsection
(e) of this Section 8.06), (ii) the number of shares of capital stock to be redeemed or purchased from



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such holder (and, to the extent such shares are certificated, the certificate number(s) representing such shares), (iii) the Transfer Price and the manner of payment thereof, (iv) the place where certificates for such shares (if such shares are certificated) are to be surrendered for cancellation against the simultaneous payment of the Transfer Price, (v) any instructions as to the endorsement or assignment for transfer for such certificates (if any) and the completion of the accompanying letter of transmittal, and (vi) the fact that all right, title and interest in respect of the shares so selected for redemption or purchase (including, without limitation, voting and dividend rights) shall cease and terminate on the Transfer Date, except for the right to receive the Transfer Price; (g) in the case of a redemption, from and after the Transfer Date, all right, title and interest in respect of the shares selected for redemption (including, without limitation, voting and dividend rights) shall cease and terminate, such shares shall no longer be deemed to be outstanding (and may either be retired or held by the Corporation as treasury stock) and the owners of such shares shall thereafter be entitled only to receive the Transfer Price;
(h) In the case of a purchase, from and after the Transfer Date, all right, title and interest in respect of the shares selected for purchase (including, without limitation, voting and dividend rights) shall be transferred to the purchasers thereof, the purchasers thereof shall be deemed the owners thereof for all purposes and the transferors of such shares shall thereafter be entitled only to receive the Transfer Price; and (i) upon surrender of the certificates (if any) for any shares so redeemed or purchased in accordance with the requirements of the Transfer Notice and accompanying letter of transmittal (and otherwise in proper form for transfer as specified in the Transfer Notice), the owner of such shares shall be entitled to payment of the Transfer Price. In case fewer than all the shares represented by any such



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certificate are redeemed or purchased, a new certificate (or certificates), to the extent such shares were certificated, shall be issued representing the shares not redeemed or purchased without cost to the holder thereto.

        Section 8.07. Determination of Citizenship. In determining the citizenship of the Beneficial Owners or their transferees of its Common Stock, the Corporation may rely on the stock transfer records of the Corporation and the citizenship certificates given by Beneficial Owners or their transferees or any recipients (in the case of original issuance) (in each case whether such certificates have been given on their own behalf or on behalf of others) to prove the citizenship of such Beneficial Owners, transferees or recipients of the Common Stock. The determination of the citizenship of Beneficial Owners and their transferees of the Common Stock may also be subject to proof in such other way or ways as the Corporation may deem reasonable. The Corporation may at anytime reasonably require proof, in addition to the citizenship certificates, of the Beneficial Owner or proposed transferee of Common Stock, and the payment of dividends may be withheld, and any application for transfer of ownership on the stock transfer records of the Corporation may be refused" until such additional proof is submitted.

        Section 8.08. Severability. Each provision of this Article VIII is intended to be severable from every other provision. If, any one or more of the provisions contained in this Article VIII is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article VIII shall not be affected, and this Article VIII shall be construed as if the provisions held to be invalid, illegal or unenforceable had never been contained herein.



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                                  ARTICLE IX
                       DIRECTORS' AND OFFICERS' LIABILITY

        No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer. However, the foregoing provision shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

                                    ARTICLE X
                                    INDEMNITY

        Section 10.01. Right to Indemnity. Subject to any restrictions set forth in the bylaws of this Corporation, every person who was or is a party, or is threatened to be made party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorney's fees,



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judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of shareholders, provision of law, or otherwise, as well as their rights under this Article.

        Section 10.02. Expenses Advanced. Subject to any restrictions set forth in the bylaws of this Corporation, expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding by reason of any act or omission of such director or officer acting as a director or officer shall be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of any undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation.

        Section 10.03. Bylaws; Insurance. Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, to limit the right of indemnification, and may cause the Corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise




                                       19


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against any liability asserted against such person and incurred in any such capacity or arising out of such status, to the fullest extent permitted by the laws of the State of Nevada, whether or not the Corporation would have the power to indemnify such person.

        The indemnification and advancement of expenses provided in this Article shall continue for a person who has ceased to be a director, officer, employee or agent, and inures to the benefit of the heirs, executors and administrators of such a person.

                                   ARTICLE XI
                    AMENDMENT OF CERTAIN ARTICLES AND BYLAWS

        Notwithstanding any other provision of these Articles, an amendment thereto, a resolution of the board of directors or a Certificate of Designation of the rights, powers, limitations, preferences, restrictions and relative rights of any class or series of stock filed with the Nevada Secretary of State, or the Bylaws of this Corporation in effect from time to time, the affirmative vote of holders of 66-2/3% of the voting power of the Common Stock shall be required to amend, alter, change or repeal Article V, Article VII or Article XI of these Articles of Incorporation and amend, alter, change or repeal any Bylaw relating to the following subject matters: stockholder action without a meeting; the calling of special stockholder meetings; notices of stockholder meetings; the number election and term of the Company's directors; the filling of vacancies in the Board of Directors; and the removal of directors. Neither the Directors nor the Stockholders shall promulgate Bylaws inconsistent with these Articles of Incorporation and any and all such inconsistent Bylaws shall be null and void.

                                       20



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        Executed this ____ day of January, 1998.


                                            ----------------------------
                                            John P. Fowler
                                            Incorporator

STATE OF NEVADA

COUNTY OF WASHOE

        This instrument was acknowledged before me on January ____, 1998 by John
P. Fowler.

                                            ----------------------------------
                                            NOTARY PUBLIC




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                            CERTIFICATE OF ACCEPTANCE

                 OF APPOINTMENT BY AGENT FOR SERVICE OF PROCESS

               In accordance with NRS 78.030(1)(b), the undersigned certifies acceptance of the appointment as the agent for service of process Omega Protein Corporation, a Nevada corporation.

Date:---------------                        --------------------------------
                                            John P. Fowler
                                            Marshall Hill Cassas & de Lipkau
                                            333 Holcomb Ave., Suite 300
                                            Reno, NV  89502


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